Exhibit 99.1

[Chesapeake Utilities Corporation Logo]

FOR IMMEDIATE RELEASE
JUNE 2, 2006
NYSE: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
PROJECT TO SIGNIFICANTLY INCREASE ACCESS TO NATURAL GAS SUPPLY
Eastern Shore Natural Gas Company Planning Expansion of Pipeline System

DOVER, DE - John R. Schimkaitis, President and CEO of Chesapeake Utilities Corporation, announced today that its wholly owned natural gas transmission subsidiary, Eastern Shore Natural Gas Company (ESNG), has entered into agreements with two of its customers to expand the capacity of its interstate pipeline system by approximately 33 percent. The proposed project would be ESNG’s largest expansion since the original construction of the pipeline in 1959.

“ESNG’s expansion project will enable its customers to cost effectively diversify their current gas supply mix and meet the region’s growing demand for clean burning natural gas,” said Mr. Schimkaitis. “This project provides a long term, reliable solution that will bring a new supply of clean burning natural gas into the region. We will be working closely with regulatory agencies and communities on the project to accomplish this goal.“

“This new source of natural gas to the Delmarva Peninsula will enhance overall natural gas system reliability and help ensure that there are adequate supplies for many years to come,” added Mr. Schimkaitis. ESNG is also currently funding a study to quantify the pipeline expansion’s economic benefits to the region, which are expected to be substantial.

The newly signed agreements culminate three years of discussions between ESNG and its customers regarding their interest in natural gas transportation service and access to additional natural gas supply sources. This project would bring an additional 60,000 dekatherms of natural gas capacity to the Delmarva Peninsula. A dekatherm of natural gas heats approximately one home on a peak winter heating day.

The project would include approximately 63 miles of pipeline that originates in Calvert County, MD, crosses the Chesapeake Bay into Dorchester and Caroline Counties, MD and then connects with ESNG’s existing system in Sussex County, DE. The total project is expected to cost approximately $93 million, depending upon the final design, construction materials and labor costs. Prior to commencing construction, ESNG must file with, and get the approval of, the Federal Energy Regulatory Commission (FERC), as well as secure all of the necessary permits.

With the execution of these two agreements, ESNG expects to begin the pre-filing process with the FERC in the latter part of 2006 or early 2007. The regulatory and permitting process for a project of this size could be 24 months or even longer, with new services targeted to begin in late 2009. The FERC pre-filing process provides those parties interested in this project the opportunity to comment on the project.

ESNG currently serves 12 industrial customers, three electric generation customers, four non-affiliated local distribution companies and two affiliated natural gas divisions. ESNG completed construction of the only natural gas pipeline (now more than 331 miles in length) on the Delmarva Peninsula in 1959, providing access to natural gas for thousands of customers.

Chesapeake Utilities Corporation is a diversified utility company engaged in the distribution, transmission and marketing of environmentally friendly natural gas in Delaware, Maryland and Florida; distribution and wholesale marketing of propane in Delaware, Maryland, Virginia, Pennsylvania and Florida; advanced information services; and other related businesses. Eastern Shore Natural Gas Company is the only natural gas transmission pipeline on the Delmarva Peninsula and has supplied the region’s growing demand for a reliable energy source for more than 47 years. Chesapeake is traded on the New York Stock Exchange under the symbol CPK. Information about Chesapeake's businesses is available at www.chpk.com.

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FOR MORE INFORMATION:
Stephen C. Thompson, President, ESNG
302.734.6799
Elaine Bittner, Vice President, ESNG
302.734.6710